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                            EAGLE HARDWARE & GARDEN, INC.
                  COMPUTATION OF NET INCOME PER SHARE - EXHIBIT 11.1
                                    (IN THOUSANDS)


                                   (UNAUDITED)              (UNAUDITED)
                                  13 WEEKS ENDED           26 WEEKS ENDED
                              ----------------------   ----------------------
                              AUGUST 1,     JULY 26,   AUGUST 1,     JULY 26,
                                1997         1996        1997         1996
                              ---------    ---------   ---------    ---------

Net income as reported          $12,983       $8,065     $17,571      $11,029
                              ---------    ---------   ---------    ---------
                              ---------    ---------   ---------    ---------

Net income used for primary
 computation                    $12,983       $8,065     $17,571      $11,029

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt               919          922       1,838        1,844
                              ---------    ---------   ---------    ---------

Net income used for fully
  diluted computation           $13,902       $8,987     $19,409      $12,873
                              ---------    ---------   ---------    ---------
                              ---------    ---------   ---------    ---------

Weighted average number of
 common shares outstanding       28,987       22,942      28,942       22,922

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents net of
  treasury shares deemed to
  have been repurchased             437          417         436          376
                              ---------    ---------   ---------    ---------

Weighted average number of
 common and common equivalent
 shares outstanding, used for
 primary computation             29,424       23,359      29,378       23,298

Add (where dilutive):
  Shares applicable to stock
  options in addition to those
  used in primary computation
  due to the use of period-end
  market price when higher than
  average price                       0           62           0           31

  Assumed exercise of
  convertible debt                4,785        4,792       4,785        4,792
                              ---------    ---------   ---------    ---------

Adjusted shares outstanding
 used for fully diluted
 computation                     34,209       28,213      34,163       28,121
                              ---------    ---------   ---------    ---------
                              ---------    ---------   ---------    ---------